Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uni-Pixel, Inc. and subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 800,000 shares of common stock of Uni-Pixel, Inc., issuable pursuant to the terms of the Uni-Pixel, Inc.  2011 Stock Incentive Plan, as amended, of our report dated February 26, 2013 with respect to the consolidated financial statements of Uni-Pixel, Inc. and subsidiary (the "Company") as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2013.

/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP May 10, 2013
Houston, Texas